FOR IMMEDIATE RELEASE	July 1, 2016

Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, July 1, 2016…...On July 1, 2016, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.16 per share payable September 15, 2016, to shareholders of record at the close of business on August 15, 2016. The Company’s annual dividend rate on its Common Stock is $0.64 per share.

On July 1, 2016, the Board of Directors declared a dividend for the period commencing June 1, 2016 through August 31, 2016, of $0.4765625 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable September 15, 2016, to shareholders of record at the close of business on August 15, 2016. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Also on July 1, 2016, the Board of Directors declared a dividend for the period June 1, 2016 through August 31, 2016, of $0.4921875 per share on the Company’s 7.875% Series B Cumulative Redeemable Preferred Stock payable September 15, 2016, to shareholders of record at the close of business on August 15, 2016. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $1.96875.

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of ninety-seven properties located in thirty states, containing a total of approximately 15.1 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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